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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

1.   HighwayMaster of Canada LLC, a Delaware limited liability company

2. Minorplanet Systems USA Limited, a limited company organized under the laws of the United Kingdom

3. Caren (292) Limited, a limited company organized under the laws of the United Kingdom